Exhibit 99.2

HAMPSHIRE REPORTS FOURTH QUARTER AND
FISCAL YEAR 2012 RESULTS

New York, NY, March 18, 2013 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the fiscal year ended December 31, 2012 and filed its annual report on Form 10-K. This press release should be read in conjunction with the filed annual report.

Paul Buxbaum was named CEO of Hampshire Group on January 15, 2013. Commenting on year-end results, Mr. Buxbaum stated, "Prior management began the transition of our business. Throughout 2012, we completed the wind down of two legacy licenses and focused our resources towards the Dockers® and Panama Jack® licenses as well as our Rio Garment business. As a result of this transition, we operate a very different business today than we have in recent years, and must organize accordingly. In 2013, we will focus our efforts on reorganizing internal operations to more efficiently support our current business and create a stable operating platform to best enable future growth. As a result of this re-engineering, the Company is not able to provide details about future performance to shareholders at this time.”

Buxbaum continued, “Moving forward, while we complete the necessary improvements to our internal systems, we will continue to identify additional growth opportunities that leverage our operating platform and drive incremental profitability.”

Results of Continuing Operations

Net sales were $40.5 million for the three months ended December 31, 2012 as compared to $45.7 million for the same period last year. The decline in net sales was due to lower sales at Rio and the final quarter of two legacy licenses at Hampshire Brands. For the year ended December 31, 2012, net sales increased by 36.5% to $117.6 million from $86.1 million last year. The increase in net sales for the full year primarily resulted from the inclusion of Rio’s sales for a full year.

Gross profit for the three months ended December 31, 2012 decreased 0.7% over same period last year and increased 13.2% sequentially from the third quarter of 2012. The gross margin for the fourth quarter was 20.1%, and an increase over the 18.0% in the fourth quarter of 2011 and the 19.9% in the sequential third quarter. Gross profit for the year ended December 31, 2012 was $23.5 million compared with $14.6 million for the same period last year, which reflected a full year of operations for Rio in 2012. Cost of goods sold increased to $94.1 million for the year ended December 31, 2012 from $71.6 million for the year ended December 31, 2011, primarily due to the inclusion of Rio for the full year partially offset by a volume driven decrease in cost of goods sold for Hampshire Brands.

SG&A declined to $8.4 million for the fourth quarter of 2012 from $9.2 million in the previous year. For fiscal 2012 SG&A was $34.0 million or 28.9% of sales versus $28.0 million or 32.5% of sales. The full year decline of SG&A as a percentage of sales is due to the leverage effect from increased sales on a fixed expense base in addition to cost savings measures implemented by the Company during the year.

For the three months ended December 31, 2012, the Company had a loss from operations of $0.5 million compared to a loss from operations of $7.3 million for the same period last year. The change is primarily due to a $6.3 million loss on lease obligation charge that was taken during the three months ended December 31, 2011. For the year ended December 31, 2012, the Company’s loss from operations was $11.2 million compared to $21.1 million last year. The $9.9 million year-over-year improvement is primarily due to an increase in overall gross profit of $8.9 million, offset by an increase in selling, general and administrative expense of $6.0 million. Additionally, there were two one-time charges taken in 2011 related to a lease obligation of $6.3 million and goodwill impairment of $1.2 million.

The Company is providing earnings before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes restructuring and stock based compensation charges. For the year ended December 31, 2012, the Company had negative EBITDA of $6.4 million compared to negative $7.9 million for the same period last year. For the year ended December 31, 2012, the Company had negative Adjusted EBITDA of $5.0 million compared to negative Adjusted EBITDA of $7.4 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended December 31, 2012, was $0.22, compared to a basic and diluted loss per share from continuing operations of $1.08 for the same period last year. For the year ended December, 3l, 2012, basic and diluted loss per share from continuing operations was $1.72, compared to basic and diluted loss per share from continuing operations of $3.41 last year.

On December 31, 2012, cash and cash equivalents totaled $12.5 million, compared with $25.8 million on December 31, 2011. The Company’s working capital related to continuing operations was $24.9 million at December 31, 2012 compared with $35.9 million at December 31, 2011. As of December 31, 2012, the Company had no outstanding borrowings from its credit facility with $3.1 million of availability and $12.5 million of cash and cash equivalents that is not included in the availability calculation.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.

CONTACTS

Investors:

MBS Value Partners

Gentra Cartwright/Betsy Brod

(212) 750-5800

Hampshire Group, Limited and Subsidiaries

Selected Financial Data

(In thousands, except per share data)	2012	2011
Net sales	$117,560	$86,148
Cost of goods sold	94,106	71,588
Gross profit	23,454	14,560
Selling, general and administrative expenses	33,965	27,977
Restructuring costs	644	179
Loss on lease obligation	—	6,306
Goodwill impairment loss	—	1,204
Loss from operations	(11,155)	(21,106)
Other income (expense):
Interest income	2	5
Interest expense	(532)	(400)
Other, net	204	228
Loss from continuing operations before income taxes	(11,481)	(21,273)
Income tax provision (benefit)	1,041	(972)
Loss from continuing operations	(12,522)	(20,301)
Income from discontinued operations	783	10,341
Net loss	$(11,739)	$(9,960)
Basic loss per share:
Loss from continuing operations	$(1.72)	$(3.41)
Income from discontinued operations	0.11	1.74
Net loss	$(1.61)	$(1.67)
Diluted loss per share:
Loss from continuing operations	$(1.72)	$(3.41)
Income from discontinued operations	0.11	1.74
Net loss	$(1.61)	$(1.67)

Basic and diluted weighted average number of common shares outstanding	7,271	5,941

NON GAAP RECONCILIATION:
Net loss	$(11,739)	$(9,960)
Income tax (benefit) provision	1,041	(972)
Interest expense (income), net	530	395
Depreciation and amortization	3,750	2,606
EBITDA	(6,418)	(7,931)
Restructuring costs	644	179
Stock based compensation	750	378
Adjusted EBITDA	$(5,024)	$(7,374)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Certain items we previously included in Adjusted EBITDA such as goodwill impairment loss, acquisition costs, other income and expense, income or loss from discontinued operations and loss on lease obligation are not currently included in the calculation of Adjusted EBITDA because we do not believe that they are relevant to the ongoing operations of our Company. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)	Dec. 31, 2012	Dec. 31, 2011
Cash and cash equivalents	$12,500	$25,801
Accounts receivable, net	$8,134	$13,150
Inventories, net	$22,194	$18,591
Borrowings under credit facility	$—	$—
Working capital	$24,926	$35,922